Exhibit 99.2

Third Quarter 2018 Earnings Management Commentary

November 8, 2018

Trinseo had third quarter net income of $75 million and Adjusted EBITDA of $143 million. In addition, earnings per diluted share was $1.72 and Adjusted EPS was $1.83. These results included $4 million of unfavorable net timing impacts, on a pre-tax basis, and were in line with guidance from our third quarter pre-release earnings announcement, but lower than our initial third quarter guidance we provided during the second quarter earnings call.

Key Points

•                  Third quarter total company profitability was impacted by generally higher raw material costs, a slowdown in the automotive and tire markets, as well as lower demand across numerous end markets in China

•                  Fourth quarter guidance of $55 million to $63 million of net income and $110 million to $120 million of Adjusted EBITDA is sequentially lower due primarily to lower styrene margins; assumes no short-term material improvement in market conditions and no unplanned styrene outages

•                  Full year 2019 guidance of $344 million to $368 million of net income and $600 million to $630 million of Adjusted EBITDA

•                  Continued strong cash generation

•                  Expect to generate $380 million to $410 million of cash from operations and $250 million to $280 million of Free Cash Flow for full year 2018

•                  $52 million and $144 million of cash returned to shareholders via share repurchases and dividends in Q3 and year to date, respectively

•                  Received authorization for new two million share repurchase program

Segment Results and Cash Generation

In Latex Binders we continued to see solid results as we shift our portfolio to more diversified chemistries, value-added product offerings and new markets. Third quarter Adjusted EBITDA of $25 million, which included $3 million of unfavorable timing impacts, was essentially in line with guidance excluding net timing impacts.

Synthetic Rubber third quarter Adjusted EBITDA of $15 million, which included a $3 million favorable net timing impact, was below guidance primarily due to lower SSBR sales volume, as the tire market remained softer than expected. Year-to-date SSBR sales volume was 6% higher than prior year and we expect a similar growth rate for the full year.

Performance Plastics third quarter Adjusted EBITDA of $44 million included an unfavorable net timing impact of approximately $1 million. This result was below guidance due to several factors, including higher raw material costs, lower automotive production, particularly in Europe due to new emissions standards, as well as lower demand across numerous end markets in China. In ABS and polycarbonate, the weakness in China not only impacted that region, but resulted in a higher level of imports into Europe, which affected the margins in that region as well. In polycarbonate, additional supply became available as new supply entered the market in China and as the operational issues of our competitors were resolved.

Polystyrene third quarter Adjusted EBITDA was $5 million, including approximately $2 million of unfavorable net timing. Third quarter profitability was below guidance due to weaker market conditions in Asia as well as customer destocking in Europe in anticipation of lower prices in the fourth quarter, both of which led to lower volume and margin.

Feedstocks third quarter Adjusted EBITDA was $40 million including an unfavorable net timing impact of $2 million. This result was above our guidance of $20 million due to sustained, higher styrene margins as well as impacts from some unplanned outages.

Americas Styrenics third quarter Adjusted EBITDA was $35 million which was in line with guidance. This result was $9 million lower than prior year due to lower styrene production and lower polystyrene margins.

Cash provided by operating activities for the quarter was $56 million and capital expenditures were $31 million, resulting in Free Cash Flow for the quarter of $25 million. Third quarter cash from operations and Free Cash Flow included an impact of approximately $41 million from higher working capital. At the end of the quarter, we had $421 million of cash after $35 million of share repurchases during the quarter and $17 million of dividends. On a year to date basis we have returned $144 million to shareholders via these mechanisms.

Guidance

In total for Trinseo we expect fourth quarter net income of $55 million to $63 million, Adjusted EBITDA of $110 million to $120 million, and diluted EPS and Adjusted EPS of $1.27 to $1.46. This expectation assumes no material improvement in the market conditions that affected the latter part of the third quarter, and is sequentially lower due mainly to lower expected styrene margins as more capacity returns to operation.

For full year 2018 guidance, we are now estimating net income of $348 million to $356 million, diluted EPS of $7.96 to $8.15 and Adjusted EPS of $8.27 to $8.46. We are also estimating Adjusted EBITDA of $618 million to $628 million. In addition, for the full year 2018, we expect cash from operations of $380 million to $410 million and capital expenditures of about $130 million, resulting in $250 million to $280 million of Free Cash Flow. This estimate assumes cash paid for interest of $50 million and cash paid for taxes of $90 million.

Our fourth quarter and full year estimates assume minimal impact from net timing and no unplanned styrene outages during the fourth quarter. Fourth quarter segment guidance is below, along with our assumptions for these estimates:

•                  Latex Binders (~$28 million Adjusted EBITDA):  Steady performance, similar to the third quarter excluding net timing impacts

•                  Synthetic Rubber ($10 million to $15 million):  Increasing SSBR sales volume from winter tire production and seasonality

•                  Performance Plastics ($35 million to $40 million):  ABS and polycarbonate market pressures persist from weakness in China and lower automotive production

•                  Polystyrene (~$10 million):  Higher sequential profitability; already seeing an uptick in fourth quarter buying activity following the third quarter destocking

•                  Feedstocks (~$20 million):  Lower sequential results in the fourth quarter as more supply returns to operation following third quarter outages

•                  Americas Styrenics (~$30 million):  Lower styrene margins following third quarter outages

We experienced very good business dynamics through the first 8 months of 2018. Despite the well-known industry challenges outlined for the last third of the year, Trinseo expects a solid year with excellent cash generation and progress on various components of our growth agenda.

As we look to 2019 we see another year of solid earnings and strong cash generation. Our guidance midpoint of $356 million of net income, $615 million of Adjusted EBITDA and $8.21 of EPS is based on an expectation of a gradual return to more normal buying patterns for Synthetic Rubber and Performance Plastics, continued solid performance from Latex Binders and strong operating rates in styrene and polystyrene. This guidance assumes no unplanned styrene outages in 2019.

With relatively low capital expenditures, a tax rate of about 20% and cash interest similar to 2018, Trinseo should have another year of strong cash generation in 2019. Cash provided by operating activities and Free Cash Flow are expected to be between $370 million and $420 million, and $250 million and $300 million, respectively, and we expect to maintain healthy returns of cash to shareholders.

Use of non-GAAP measures

In addition to using standard measures of performance and liquidity that are recognized in accordance with accounting principles generally accepted in the United States of America (“GAAP”), we use additional measures of income excluding certain GAAP items (“non-GAAP measures”), such as Adjusted EBITDA and Adjusted EPS, and measures of liquidity excluding certain GAAP items, such as Free Cash Flow. We believe these measures are useful for investors and management in evaluating business trends and performance each period.  These income measures are also used to manage our business and assess current period profitability, as well as to provide an appropriate basis to evaluate the effectiveness of our pricing strategies. Such measures are not recognized in accordance with GAAP and should not be viewed as an alternative to GAAP measures of performance or liquidity, as applicable. The definitions of each of these measures, further discussion of usefulness, and reconciliations of non-GAAP measures to GAAP measures are provided in the Form 8-K filing for this commentary in Exhibit 99.1-Press Release, dated November 8, 2018.

Note on Forward-Looking Statements

This commentary may contain “forward-looking statements” within the meaning of the safe harbor provisions of the United States Private Securities Litigation Reform Act of 1995. Words such as “expect,” “estimate,” “project,” “budget,” “forecast,” “see”, “anticipate,” “target,” “outlook,” “guidance,” “intend,” “plan,” “may,” “will,” “could,” “should,” “see,” “assume,” “believes,” “predicts,” “potential,” “continue,” and similar expressions are intended to identify such forward-looking statements. Forward-looking statements in this commentary may include, without limitation, forecasts of growth, net sales, business activity, acquisitions, financings and other matters that involve known and unknown risks, uncertainties and other factors that may cause results, levels of activity, performance or achievements to differ materially from results expressed or implied by this commentary. Such factors include, among others: conditions in the global economy and capital markets; the inability of the company to execute its business strategy; volatility in costs or disruption in the supply of the raw materials utilized for our products; loss of market share to other producers of chemical products; compliance with laws and regulations impacting our business; changes in laws and regulations applicable to our business; our inability to continue technological innovation and successful introduction of new products; system security risk issues that could disrupt our internal operations or information technology services; the loss of customers; the market price of the Company’s ordinary shares prevailing from time to time; the nature of other investment opportunities presented to the Company from time to time; and the Company’s cash flows from operations. Additional risks and uncertainties are set forth in the Company’s reports filed with the United States Securities and Exchange Commission, which are available at http://www.sec.gov/ as well as the Company’s web site at http://www.trinseo.com. As a result of the foregoing considerations, you are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this commentary. All forward-looking statements are qualified in their entirety by this cautionary statement. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.